



                                           INDEX TO FINANCIAL STATEMENTS


                                                                                                              Page


Report of Independent Certified Public Accountant...............................................................F-2

Balance Sheets..................................................................................................F-3

Statements of Operations........................................................................................F-4

Statements of Stockholders' Equity..............................................................................F-5

Statements of Cash Flows........................................................................................F-6

Notes to Financial Statements...................................................................................F-7




               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



TO:      The Board of Directors and Stockholders
         ResourceNet Communications, Inc.
         (A Development Stage Enterprise)
         San Francisco, California


We have audited the accompanying balance sheets of ResourceNet Communications, Inc., a development stage enterprise, (the "Company") as of December 31, 1996 and the related statements of operations, stockholders' equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and the results of its operations and its cash flows for the two years then ended in conformity with generally accepted accounting principles.








Durland & Company, CPAs, P.A.


/s/Durland & Company, CPAs PA


Palm Beach, Florida
April 14, 1997


                        ResourceNet Communications, Inc.
                        (A Development Stage Enterprise)
                                 Balance Sheets
                      December 31, 1996 and March 31, 1997

                                                                                1996                     1997

                                                                                --------------           ---------
                           ASSETS                                                                        (Unaudited)
CURRENT ASSETS
 Cash                                                                           $  304,328               181,547
 Federal income tax receivable                                                           0                     0
                                                                                --------------           -------------
    Total current assets                                                            304,328               181,547
                                                                                   ---------             --------

FIXED ASSETS
 Computer equipment                                                                   1,983                 6,092
 Furniture and fixtures                                                                   0                   684
 Less: accumulated depreciation                                                        (826)               (1,015)
                                                                                  -----------             -----------
    Total fixed assets                                                                1,157                 5,761
                                                                                  -----------              ----------

OTHER ASSETS
 Prepaid insurance                                                                    4,500                 7,050
 Internet site development, net of amortization                                       3,599                 3,599
 Deferred offering costs                                                             35,036                47,945
                                                                                   ----------             ---------
    Total other assets                                                               43,135                58,594
                                                                                   ----------             ---------

Total Assets                                                                    $  348,620                245,902
                                                                                  ========              =========
                  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
 Accounts payable                                                               $   42,692                 20,085
 Payroll taxes payable                                                               2,976                 (2,374)
 Accrued salaries                                                                    5,692                      0
 State franchise tax payable                                                             0                      0
 State sales taxes payable                                                               0                      0
                                                                                 -------------          -------------
    Total current liabilities                                                       51,360                 17,711
                                                                                  ------------            -----------

LONG-TERM LIABILITIES
 Notes payable (note 1b)                                                             8,842                  8,842
                                                                                  -----------             ----------
    Total long-term liabilities                                                      8,842                  8,842
                                                                                  -----------             ----------

Total Liabilities                                                                   60,202                 26,553
                                                                                  ----------              ----------

STOCKHOLDERS' EQUITY
 Common stock, no par value, authorized 5,000,000 shares;
  issued and outstanding 2,058,064 in 1996 and 1,482,256
  in 1997 (note 5)                                                                583,959                 583,959
 Preferred stock, no par value, authorized 1,000,000 shares;
  issued and outstanding 0 (none) shares (note 5)                                       0                       0
 Deficit accumulated during the development stage                                (295,541)               (346,610)
                                                                                 ----------              ---------

Total Stockholders' Equity                                                        288,418                 219,349
                                                                                 ----------             ----------

Total Liabilities and Stockholders' Equity                                        348,620                245,902
                                                                                 ==========             ==========

    The accompanying notes are an integral part of the financial statements.

                              ResourceNet Communications, Inc.
                              (A Development Stage Enterprise)
                                  Statements of Operations



  0


                                                                       3 Months            3 Months            Period from
                                     Year Ended         Year Ended        Ended             Ended              April 6, 1990
                                     December 31,        December 31,   March 31,           March 31           (Inception) to
                                        1995                1996          1996              1997               March 31, 1997
                                     ------------       ----------    -------------       -------------       ----------------
                  REVENUE                                                (Unaudited)       (Unaudited)        (Unaudited)
Sales                               $     0                      0             0                  0                 6,813
Interest                                  0                      0             0                  0                   413
                                     -------------      -----------      ------------      ------------       -------------
    Total revenue                         0                      0             0                  0                 7,226
                                     -------------      -----------      ------------      ------------       -------------

                  COST OF SALES
Cost of sales                             0                      0             0                  0                 6,823
                                     -------------      ------------  --------------       -----------        -------------
Gross profit/(loss)                       0                      0             0                  0                   403
                                     -------------      ------------  --------------       -----------        -------------

                  EXPENSES
Advertising                               0                    208             0               246                    454
Auto expenses                             0                      0             0             1,437                  1,437
Bank charges                             22                      0             0                 0                    493
Concept development cost                  0                      0             0                 0                120,000
Contract labor                       14,243                 21,447         6,000             2,432                 68,122
Depreciation                            397                    396            99               189                  1,015
Dues and subscriptions                  400                      0             0                 0                    507
Franchise offering document preparation   0                      0             0                 0                  5,955
State franchise filing fee            1,087                  1,260         1,260                 0                  3,697
Insurance                                 0                      0             0             3,158                  3,158
Internet site fee                         0                  1,455         2,450                 0                  1,455
Licenses and taxes                    1,000                    668             0             4,582                 11,484
Office expenses                       4,071                  1,819           863               630                 11,612
Postage                                 565                    951            40               484                  3,610
Printing                                  2                      0             0                 0                  2,188
Professional services                14,366                 15,577             0            14,746                 75,729
Rent                                      0                      0             0             2,335                  2,335
Salaries                                  0                  8,000             0            32,883                 40,883
Telephone                                 0                      0             0               768                    768
Travel and entertainment                250                  1,792         1,792             5,179                  9,468
Miscellaneous                             0                    267             0                 0                    643
                                 --------------           -----------    --------     --------------          --------------
  Total expenses                     36,403                 53,840        12,504             69,069                365,013
                                 --------------           -----------   ---------     --------------          --------------

Net loss before tax benefit         (36,403)               (53,840)      (12,504)           (69,609)              (364,610)
                                 --------------           -----------   ---------     --------------          --------------

Income tax benefit (note 4)               0                      0             0                  0                      0
                                 --------------           -----------   -----------   --------------          ---------------

Net loss                 $          (36,403)               (53,840)      (12,504)           (69,609)             (364,610)
                                 =================    ================ =============  ===============         ===============

Net loss per share       $            (0.02)                 (0.03)        (0.01)             (0.38)                (0.15)
                                 ==================   ================= ============   =============          ===============

Weighted average number of
     shares outstanding            2,006,864             2,009,032     2,006,864          1,834,139             2,009,032
                                  ===========         ===============  =============   =============         =================

                     The  accompanying   notes  are  an  integral  part  of  thefinancial statements.




                                         ResourceNet Communications, Inc.
                                         (A Development Stage Enterprise)
                                         Statement of Stockholders' Equity






                                                                                                             Total
                                    Common             Preferred              Accumulated                Stockholders'
                                     Stock               Stock                  Deficit                     Equity
INCEPTION, April 6, 1990     $           0                     0                       0                          0
Capital investment:                123,900                     0                       0                    123,900
Net loss                                 0                     0                (126,490)                  (126,490)
                              -------------           ------------            ------------               ------------
BALANCE, November 30, 1990         123,900                     0                (126,490)                    (2,590)
Net loss                                 0                     0                  (6,891)                    (6,891)
                              -------------           ------------            -------------              -------------
BALANCE, November 30, 1991         123,900                     0                (133,381)                    (9,481)
Net loss                                 0                     0                  (2,921)                    (2,921)
                              -------------           -------------           -------------              --------------
BALANCE, November 30, 1992         123,900                     0                (136,302)                   (12,402)
Capital investment:
         B)                         29,970                     0                       0                     29,970
         C)                            150                     0                       0                        150
Net loss                                 0                     0                 (45,483)                   (45,483)
                              -------------            ------------           -------------               ------------
BALANCE, December 31, 1993         154,020                     0                (181,785)                   (27,765)
Capital investment:
         D)                         50,000                     0                       0                     50,000
Net loss                                 0                     0                 (23,513)                   (23,513)
                              -------------            ------------           -------------               -------------
BALANCE, December 31, 1994         204,020                     0                (205,298)                    (1,278)
Capital investment:
         E)                         50,000                     0                       0                     50,000
         F)                         24,985                     0                       0                     24,985
Net loss                                 0                     0                 (36,403)                   (36,403)
                              -------------            -------------          -------------                ------------
BALANCE, December 31, 1995         279,005                     0                (241,701)                    37,304
Capital investment
         G)                        304,954                     0                       0                    304,954
Net loss                                 0                     0                 (53,840)                   (53,840)
                              -------------            -------------          --------------                -----------
BALANCE, December 31, 1996         583,959                     0                (295,541)                   288,418
Capital investment
         H)                              0                     0                       0                          0
Net loss                                 0                     0                 (69,069)                   (69,069)
                              -------------            -------------          --------------                -----------
BALANCE, March 31,
  1997 (unaudited)              $  583,959                     0                (364,610)                   219,349
                              =============            ==============         ===============               ===========


A) April 11, 1990; 1,550,000 shares of common *, $3,900 in cash and $120,000 in concept development expenditures.
B) May 27, 1993; 273,530 shares of common *; $29,970 in cash.
C) November 1, 1993; 150,000 shares of common; $150 in cash.
D) February 2, 1994: 33,334 shares of common; $50,000 in cash.
E) May 26, 1995; 0 shares of common; $50,000 in cash contributed by existing stockholders.
F) June 1, 1995; 0 shares of common; $24,985 in cash contributed by existing stockholders.
G) December 20, 1996; 51,200 shares of common; $304,954 in cash, net of deferred offering costs.
H) February 24, 1997; (575,808) shares of common; contributed back to the Company by certain officers, directors and founders.

* Restated to reflect increase in authorized and stock split effective September 24, 1993.

                     The accompanying notes are an integral part of the financial statements.


                                         ResourceNet Communications, Inc.
                                         (A Development Stage Enterprise)
                                             Statements of Cash Flows







                                                                                    3 Months       3 Months           Period from
                                            Year Ended            Year Ended          Ended         Ended            April 6, 1990
                                           December 31,          December 31,        March 31,     March 31,        (Inception) to
                                                1995                 1996              1996         1997            March 31, 1997
                                          --------------        --------------     ------------  ------------       --------------
CASH FLOWS FROM DEVELOPMENT ACTIVITIES:                                            (Unaudited)    (Unaudited)      (Unaudited)
Net loss                                $     (36,403)             (53,840)         (12,504)        (69,069)         (364,610)
Adjustments to reconcile net loss to
   net cash used for development activities:
      Stock issued for concept development costs    0                    0                0               0           120,000
      Depreciation                                397                  396               99             189             1,015
Changes in operating assets and liabilities:
   (Increase) decrease in receivables               0                   22                0               0                 0
   (Increase) decrease in prepaids                  0               (4,500)               0          (2,550)           (7,050)
   (Increase) decrease in internet site development 0               (3,599)               0               0            (3,599)
   (Increase) decrease in deferred offering costs   0              (35,036)               0         (12,909)          (47,945)
   Increase (decrease) in accounts payable        102               40,876                0         (22,607)           20,085
   Increase (decrease) in state taxes payable       0               (1,311)               0               0                 0
   Increase (decrease) in payroll taxes payable     0                2,976                0          (5,350)           (2,374)
   Increase (decrease) in accrued salaries          0                5,692                0          (5,692)                0
                                         ---------------       ----------------    --------------  ------------    --------------

Net cash used for development activities      (35,904)             (48,324)         (12,405)       (117,988)         (284,478)
                                         ----------------      ----------------    --------------  -------------   --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets                            0                    0                0          (4,793)           (6,776)
                                         -----------------     ----------------    --------------  -------------   --------------

Net cash used by investing activities               0                    0                0          (4,793)           (6,776)
                                         ------------------    ----------------    --------------  -------------   --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash contributed by existing stockholders      74,985                    0                0               0            74,985
Common stock issued for cash                        0              304,954                0               0           388,974
Cash received for notes payable                     0                    0                0               0             8,842
                                         ------------------    ----------------    ---------------  -------------  ---------------

Net cash provided by financing activities      74,985              304,954                0               0           472,801
                                         ------------------    ----------------   ----------------  -------------  ---------------

Net increase (decrease) in cash                39,081             (256,630)         (12,405)       (122,781)          181,547
                                         -----------------     ----------------   --------------- -------------    ---------------

CASH, beginning of period                       8,617               47,698           47,698         304,328                 0
                                         ------------------   -----------------   ---------------  ------------    ---------------
CASH, end of period                    $       47,698              304,328           35,293         181,547           181,547
                                         ==================   =================   ===============  ============    ===============


Supplemental disclosure of cash flow information:
Interest paid in cash                  $            0                    0                0               0                 0
                                         ===================  =================  ================  =============   ================

Non-cash transactions:
      Stock issued for intangible asset$            0                    0                0               0            120,000
                                         ====================  ================  ================  =============== ================


                         The accompanying notes are an integral part of the financial statements.
                                                            F-6

                        ResourceNet Communications, Inc.
                        (A Development Stage Enterprise)
                          Notes to Financial Statements

(1) Summary of Significant Accounting Policies The Company The AdsOnly Group, Inc. is a development stage enterprise which conducts business from its headquarters in San Francisco, California and was incorporated on April 6, 1990 by the State of California. The financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the statements of financial condition and revenues and expenses for the years then ended. Actual results could differ significantly from those estimates. The financial statements for the three months ended March 31, 1995 and 1996 include all adjustments which in the opinion of management are necessary for fair presentation. The following summarize the more significant accounting and reporting policies and practices of the Company:

    a) Notes payable The Company issued notes payable to two principal stockholders in exchange for cash. These notes carry no stated interest rate nor any stated maturity date.

    b) Concept development At inception the Company exchanged common stock for $120,000 of concept development costs previously expended by two individuals previously unrelated to the founders or the Company. The Company chose to immediately expense these costs.

   c) Net loss per share Net loss per share is computed by dividing the net loss by the weighted average number of shares outstanding during the period.

    d) Fixed assets Fixed assets are recorded at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, generally five or seven years. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation expense for the three months ended March 31, 1996 and 1997 was $99 and $189.

(2) Franchise Offering Document Expenses The franchise offering document expenses pertain exclusively to the development of the Uniform Franchise Offering Circular (UFOC), which represents the bulk of the Company's near-term future marketing efforts and revenues. SFAS 2 requires that all internally generated development costs be charged to expense when incurred. Accordingly, the Company has charged to expense the costs to develop the UFOC as incurred.

On July 13, 1993 the Company entered into an agreement with Franchises That Sell of Cherry Hill, NJ to complete the Uniform Franchise Offering Circular (UFOC) which will allow the Company to sell franchises in 32 states. On November 23, 1993 the Company terminated the agreement with Franchises That Sell.

(3) Franchise Revenues The Company has not as yet received any franchise fee revenues, but it expects to record such revenue in accordance with SFAS 45.

(4) Income Taxes The Company recorded the franchise offering document expenses as expenses in the period when incurred for financial statement purposes, per note 2 above. The Company recorded the concept development costs immediately as well, as discussed in note 1b above. However, for income tax purposes, these expenses were recorded as an intangible asset to be amortized over future years. The primary purpose of this treatment for tax purposes is to retain the tax benefit of the development costs. California tax law does not recognize operating loss carry-forwards as the Federal tax code does. Therefore, by capitializing and amortizing these costs, the tax benefit of these expenses is retained for state tax purposes rather than being lost forever, as immediate expensing would cause.This treatment will require a longer time before the tax benefit of the costs is realized, but will increase the tax benefit realized over time. SFAS 109 requires companies to take into account changes in tax rates when valuing the deferred income tax amounts carried on their Balance Sheets (the "Liability Method"). SFAS 109 also requires that deferred income taxes be provided for all temporary differences between financial statement income and taxable income. Deferred income tax liabilities

                        ResourceNet Communications, Inc.
                        (A Development Stage Enterprise)
                    Notes to Financial Statements, Continued

(4) Income Taxes, continued are provided on elements of income which are recognized for financial accounting purposes in periods different than such items are recognized for income tax purposes. Deferred income tax benefits are provided on elements of expense which are recognized for financial accounting purposes in periods different than such items are recognized for income tax purposes. SFAS 109 is not expected to have any material effect on the financial statements. At March 31, 1997 the Company has a net operating loss carry-forward for income tax purposes of approximately $364,610, expiring as follows: $126,490 in 2005, $6,891 in 2006, $2,921 in 2007, $45,483 in 2008, $23,513 in 2009,
$36,403 in 2010, $53,840 in 2011 and $69,609 in 2012.

The amount recorded as deferred income tax asset as of March 31, 1997, $145,800, represents the amount of tax benefits of loss carry-forwards. The Company has established a $145,800 valuation allowance, as the Company has no history of profitable operations.

(5) Stockholders' Equity The Company had authorized 500,000 shares of no par value common stock. On September 24, 1993 the board of directors approved increasing the authorized shares of common stock from 500,000 to 3,000,000. The board of directors also approved a stock split of 5 shares for 1 for stockholders of record at midnight September 24, 1993. This stock split has been given retroactive treatment in the financial statement footnotes as presented. On April 11, 1990 the Company issued 687,500 shares to the founders in exchange for $3,900 in cash and 862,500 shares to two previously unrelated individuals in exchange for $120,000 of concept development costs, which the Company immediately expensed. On May 27, 1993 the Company issued 273,530 shares of common stock for $30,000 in cash. The Company completed this transaction to provide sufficient funds for the Company to begin advertising for franchisees. However, it was necessary to expend a significant portion of these funds to complete the Uniform Franchise Offering Circular (UFOC).

On September 24, 1993 the board of directors approved the authorization for the Company to be able to issue up to 1,000,000 shares of no par preferred stock. On November 1, 1993 the Company issued 150,000 shares of common stock for $150 cash. On February 2, 1994 the Company issued 33,334 shares of common stock in exchange for $50,000 cash, or $1.50 per share. On June 23, 1994 the board of directors approved increasing the authorized shares of common stock from 3,000,000 to 5,000,000. On May 26,1995 and June 1, 1995, the Company received
$50,000 and $24,985 in cash, respectively, as additional contributed capital from existing stockholders. In February 1997, certain officers, directors and founders of the Company contributed 575,808 of their shares back to the Company.

(6) Common Stock Public Offering On September 24, 1993 the Board of Directors authorized the Company to sell up to 850,000 shares of the Company's common stock in a "self-underwritten" public offering pursuant to a Registration Statement on Form SB-2 under the Securities Act of 1933. This offering was being made with a 50,000 share minimum, and is effective for one year from the date which the Securities and Exchange Commission (SEC) grants the registration an effective date, June 26,1996. The stock included in this offering is priced at $6.00 per share. This offering price was determined in a completely arbitrary manner and bears no relation to any recognized standard of value. The minimum required to be sold by the Company before it has access to the funds is $300,000 at the offering price, which was exceeded in December 1996. The Company sold 51,200 shares in December 1996. The maximum proceeds of this offering are $5,100,000, or $4,447,000 net of sales commissions and non-accountables, assuming all 850,000 shares are sold through NASD broker/dealers. (No sales commissions and non-accountables will be paid to any officer or director under any circumstances).

The Company is preparing a post-effective amendment which is expected to be filed in early June 1997 to extend the offering and reflect certain changes in the Company.



                                         F-8